UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 11, 2010

INTERNATIONAL COAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32679 (Commission File Number)	20-2641185 (IRS Employer Identification No.)

300 Corporate Centre Drive Scott Depot, West Virginia (Address of principal executive offices)	25560 (Zip Code)

(304) 760-2400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, International Coal Group, Inc. (the “Company”) entered into a privately negotiated agreement dated December 18, 2009 pursuant to which it agreed to issue shares of its common stock, par value $0.01 per share (the “Common Stock”), in exchange for up to $30.0 million aggregate principal amount of its 9.00% Convertible Senior Notes due 2012 (the “Notes”) based on certain formulaic considerations. In connection with that agreement, the Company issued, or plans to issue, approximately 6.9 million shares of its Common Stock in exchange for $24.5 million aggregate principal amount of the Notes.

The issuance of common stock in connection with the agreement was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act, on the basis that the exchange constituted an exchange with existing holders of our securities and no commission or other remuneration was or will be paid or given directly or indirectly to any party for soliciting such exchanges.

It is the Company’s present intention not to engage in any further privately negotiated transactions for the exchange of Common Stock for the Notes.

This Current Report on Form 8-K does not constitute an offer to exchange the Notes or other securities of the Company for common stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bradley W. Harris
Name:	Bradley W. Harris
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date:  January 12, 2010